As filed with the Securities and Exchange Commission on April 4, 2005

Registration No. 333-121675

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-8
TO FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Colonial Properties Trust

(Exact Name of Registrant as Specified in Its Charter)

Alabama	59-7007599
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
(Address of Principal Executive Offices) (Zip code)

CORNERSTONE REALTY INCOME TRUST, INC.
1992 INCENTIVE PLAN
AND
CORNERSTONE REALTY INCOME TRUST, INC.
1992 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
(Full Title of the Plans)

Copies to:
Thomas H. Lowder	J. Warren Gorrell, Esq.
Colonial Properties Trust	James E. Showen, Esq.
2101 Sixth Avenue North, Suite 750	Thomas C. Morey, Esq.
Birmingham, Alabama 35202	Hogan & Hartson L.L.P.
(205) 250-8700	Columbia Square
(Name, Address and Telephone number, Including	555 Thirteenth Street, N.W.
Area Code, of Agent for Service)	Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed maximum
class of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	Registered	price per security	price	registration fees

Common Shares	366,691 (1)	(2)	(2)	(2)

(1)	238,859 Common Shares are being registered in connection with the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended, and 127,832 Common Shares are being registered in connection with the Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan, as amended. Options under each of these plans were assumed by the Registrant pursuant to the merger of Cornerstone Realty Income Trust, Inc. with and into a wholly-owned subsidiary of the Registrant effective April 1, 2005.

(2)	All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the registrant’s original registration statement on Form S-4 (No. 333-121675) on December 27, 2004.

EXPLANATORY NOTE

     Colonial Properties Trust (the “Registrant”) is filing this Registration Statement on Form S-8 to register the issuance of 366,691 Common Shares of the Registrant. 238,859 Common Shares are being registered under the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended, and 127,832 Common Shares are being registered under the Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan, as amended (collectively, the “Plans”). The Registrant has assumed the outstanding options under the Plans pursuant to the Agreement and Plan of Merger, dated October 25, 2004, as amended, among the Registrant, CLNL Acquisition Sub LLC, a wholly-owned subsidiary of the Registrant (“Acquisition Sub”), and Cornerstone Realty Income Trust, Inc. (“Cornerstone”), pursuant to which Cornerstone merged with and into Acquisition Sub effective April 1, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees participating in the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended, or the Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan, as amended, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005;

(b)	our Current Report on Form 8-K, which was filed on January 25, 2005;

(c)	our Current Report on Form 8-K, which was filed on January 31, 2005;

(d)	our Current Report on Form 8-K, which was filed on February 15, 2005;

(e)	our Current Report on Form 8-K, which was filed on February 17, 2005

(f)	our Current Report on Form 8-K, which was filed on March 18, 2005;

(g)	our Current Report on Form 8-K, which was filed on March 21, 2005;

(h)	our Current Report on Form 8-K, which was filed on March 25, 2005; and

(i)	the description of our Common Shares in our Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended, incorporated by reference from a Registration Statement on Form S-11 (File No. 33-65954), including any amendment or report filed for the purpose of updating such description.

     All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement except as indicated herein.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

     Under the Alabama Real Estate Investment Trust Act of 1995 (the “Alabama REIT Law”), a real estate investment trust formed in Alabama is permitted to expand or limit, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services; or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT Law.

     The Alabama REIT Law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by certain sections of the Alabama Business Corporation Act for directors and officers of Alabama corporations. In accordance with the Alabama Business Corporation Act, the Registrant’s bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if: (i) he conducted himself in good faith, (ii) he reasonably believed (A) in the case of conduct in his official capacity with the Registrant, that the conduct was in the Registrant’s best interest; and (B) in all other cases, that the conduct was at least not opposed to the Registrant’s best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause (b) will not be available if it is established that (1) in connection with a proceeding by or in the right of the Registrant, he was adjudged liable to the Registrant, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status.

     In addition, the Registrant’s bylaws require the Registrant to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer, (i) the Registrant has received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws, (ii) the Registrant has received a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it is ultimately determined that the applicable standard of conduct was not met; and (iii) a determination is made, in accordance with Section 8.55 of the Alabama Business Corporation Act, that the facts then known to those making the determination would not preclude indemnification under the provisions of the bylaws. The Registrant may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Registrant and to any employee or agent of the Registrant or a predecessor of the Registrant.

     The partnership agreement of Colonial Realty Limited Partnership (“Colonial Partnership”) provides that reasonable expenses incurred by an indemnitee who is a party to a proceeding, may be paid or reimbursed in advance of the final disposition of a proceeding; provided that Colonial Partnership receives: (i) a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met; and (ii) a written undertaking by or on behalf of indemnitee to repay the amount if it is later determined that the standard of conduct has not been met.

     The partnership agreement also provides that Colonial Partnership may, but is not required to, purchase and maintain insurance on behalf of indemnitees against any liability in connection with Colonial Partnership’s activities.

     Under the partnership agreement, an “indemnitee” includes: (i) any person made a party to a proceeding by reason of his status as the general partner of Colonial Partnership (i.e., the Registrant); or a director or officer of Colonial Partnership or the Registrant; and (ii) any other person (including affiliates of the Registrant or Colonial Partnership) as the Registrant may designate from time to time in its sole and absolute discretion.

     Under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Limited Partnership law”), a limited partnership may indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. In accordance with the Delaware Limited Partnership law, the partnership agreement provides for the indemnification of indemnitees from and against all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative that relate to the operations of Colonial Partnership in which the indemnitee may be involved, or who is threatened to be involved, as a party or otherwise, unless: (i) the act or omission was material to the matter and committed in bad faith or a result of active and deliberate dishonesty; (ii) the indemnitee received improper personal benefit in money, property or services: or (iii) in the case of a criminal proceeding, the indemnitee had reason to believe the act or omission was unlawful.

     The partnership agreement provides that the indemnification extends to any liability for any indebtedness of Colonial Partnership or any subsidiary of Colonial Partnership, with certain exceptions.

     The Registrant has entered into indemnification agreements with each of its trustees and certain of its executive officers. Under these agreements, the Registrant has agreed to indemnify its trustees and certain of its executive officers to the maximum extent permitted by the Alabama Business Corporation Act. The Registrant also is obligated to pay expenses incurred by an indemnified trustee or director in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the Registrant’s declaration of trust and bylaws, the agreements provide greater assurance to trustees and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the Registrant’s board of trustees or by the shareholders to alter, limit or eliminate the rights they provide to the trustees and executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees and officers of the Registrant, the Registrant has been advised that, although the validity and scope of such indemnification has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit
Number	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

5.2	Opinion of Sirote & Permutt, P.C., regarding the legality of the securities being registered under Alabama law

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

23.3	Consent of Sirote & Permutt, P.C. (included as part of Exhibit 5.2)

24.1	Power of Attorney (included on signature page of original Registration Statement on Form S-4 filed on December 27, 2004)

99.1	Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 in Cornerstone Realty Income Trust, Inc.’s Registration Statement on Form S-8 filed with the SEC on April 9, 1997 (File No. 333-24871))

99.2	Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan, as amended (incorporated by reference to Exhibit 99.1 in Cornerstone Realty Income Trust, Inc.’s Registration Statement on Form S-8 filed with the SEC on April 9, 1997 (File No. 333-24875))

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama, on April 4, 2005.

COLONIAL PROPERTIES TRUST

By: /s/ THOMAS H. LOWDER
        Thomas H. Lowder
        President, Chief Executive Officer and
        Chairman of the Board

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of the 4th day of April, 2005.

Signature	Title

/s/ THOMAS H. LOWDER	President, Chief Executive Officer and Chairman of the Board
Thomas H. Lowder

/s/ WESTON M. ANDRESS	Chief Financial and Investment Officer (Principal Financial Officer)
Weston M. Andress

/s/ JOHN E. TOMLINSON John E. Tomlinson	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

*	Trustee
James K. Lowder

*	Trustee
Carl F. Bailey

*	Trustee
M. Miller Gorrie

*	Trustee
Donald T. Senterfitt

*	Trustee
Claude B. Nielsen

*	Trustee
Harold W. Ripps

*	Trustee
Herbert A. Meisler

*	Trustee
William M. Johnson

*	Trustee
John W. Spiegel

Trustee
Glade M. Knight

*By: /s/ THOMAS H. LOWDER
          Thomas H. Lowder
          Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

5.2	Opinion of Sirote & Permutt, P.C., regarding the legality of the securities being registered under Alabama law

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

23.3	Consent of Sirote & Permutt, P.C. (included as part of Exhibit 5.2)

24.1	Power of Attorney (included on signature page of original Registration Statement on Form S-4 filed on December 27, 2004)

99.1	Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 in Cornerstone Realty Income Trust, Inc.’s Registration Statement on Form S-8 filed with the SEC on April 9, 1997 (File No. 333-24871))

99.2	Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan, as amended (incorporated by reference to Exhibit 99.1 in Cornerstone Realty Income Trust, Inc.’s Registration Statement on Form S-8 filed with the SEC on April 9, 1997 (File No. 333-24875))